Exhibit 3.2

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGANTA THERAPEUTICS CORPORATION.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Targanta Therapeutics Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, in New Castle County, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Act”).

FOURTH:

Section 1. Classes of Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is forty million (40,000,000) shares, of which (i) thirty five million (35,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the Pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article Fourth.

Section 2. Common Stock. Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article Fourth (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) Voting. Each share of Common Stock shall be entitled to one vote.

(b) Dividends. Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof.

(c) Liquidation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

(d) Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware Act.

Section 3. Undesignated Preferred Stock. The Board or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Delaware Act. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Undesignated Preferred Stock of any other series to the extent permitted by law and this Fourth Amended and Restated Certificate of Incorporation.

FIFTH:

Section 1. Stockholder Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Section 2. Special Meetings of Stockholders. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

Section 3. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.

SIXTH:

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

Section 2. Election of Directors. Election of directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

Section 3. Number of Directors; Term of Office. The number of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board shall be divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class III and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted b the Board.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article Fourth of this Fourth Amended and Restated Certificate of Incorporation, the holders of any one or more series or class of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Fourth Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto.

Section 4. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board.

Section 5. Vacancies. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in size of the Board, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board, subject to Section 3 of this Article Sixth, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

Section 6. Removal. Subject to the rights, if any, of any series or class of Preferred Stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

SEVENTH: A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Act or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware Act is amended after the effective date of this Fourth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware Act, as so amended.

Any repeal or modification of this Article Seventh by either of (i) the stockholders of the Corporation or (ii) an amendment to the Delaware Act, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

EIGHTH:

Section 1. Amendment of By-Laws by Directors. Except as otherwise provided by law, the By-laws may be amended or repealed by the Board by the affirmative vote of a majority of the directors then in office.

Section 2. Amendment of By-Laws by Stockholders. The By-laws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

NINTH: The Corporation reserves the right to amend or repeal this Fourth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Fourth Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Fourth Amended and Restated Certificate of Incorporation, and in addition to any other vote of holders of voting stock that is required by this Fourth Amended and Restated Certificate of Incorporation or the By-laws, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article Fifth, Article Sixth, Article Seventh, Article Eighth or Article Ninth of this Fourth Amended and Restated Certificate of Incorporation.

TENTH: Unless otherwise specified, all references to dollar amounts herein are to the lawful currency of the United States of America.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by an authorized officer of the Corporation on this      day of                     , 2007.

TARGANTA THERAPEUTICS CORPORATION

By:
Mark Leuchtenberger
President and Chief Executive Officer